AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

This AGREEMENT is made and entered into as of this 16th day of September, 2022 by and between Strategy Shares, a Delaware statutory trust, having its principal office and place of business at 36 North New York Avenue, Huntington, NY 11743 (the “Trust”) and MFund Services LLC, a Delaware limited liability company with a principal place of business at 36 North New York Avenue, Huntington, NY 11743 (“MFund”).

WHEREAS, the Trust is an open-end management investment company which is registered under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Trust is authorized to create separate series, each with its own separate investment portfolio (each a “Fund”);

WHEREAS, MFund is, among other things, in the business of providing legal administration and management services to registered investment companies;

WHEREAS, the Trust desires to retain MFund to perform certain management and legal administration services for each Fund of the Trust listed on Exhibit A attached hereto, as it may be amended from time to time; and

WHEREAS, MFund is willing to perform the services enumerated in this Agreement on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and further good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. APPOINTMENT

The Trust hereby appoints MFund to perform certain services and duties for the Trust on the terms and conditions set forth in this Agreement, and MFund hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

SECTION 2. SERVICES

Subject to the direction and control of the Board of Trustees of the Trust (the "Board"), MFund will perform such sponsorship, management, custodial and servicing support, and legal administration services as may from time to time be reasonably requested by the Trust, and will provide office space equipment and clerical personnel necessary for performing such services, which shall include without limitation:

a)     General Trust Management:

i.         Supervise the overall operations of the Trust, including the provision of services to the Trust by the Trust's fund accounting agent, transfer agent, administrator, custodians, auditors, legal counsel, and other independent contractors or agents (the

"Service Providers").

ii.         Negotiate contracts and fees, and monitor billings of the Trust's Service Providers.

iii.         Review and monitor quality of service provided by the Trust’s Service Providers and work with Service Providers and Fund sponsors to improve service as necessary.

iv.         Supervise and assist in the coordination of new fund launches and Fund reorganizations.

v.         Supervise and assist in the implementation of changes to existing Funds.

vi.         Provide personnel to serve as officers of the Trust if so elected by the Board.

vii.         Serve as liaison between the Trust management and the Service Providers.

viii.         Prepare documentation and negotiate insurance policies for the Trust.

b)    Sponsor Relationship Management:

    Manage the relationships with individual Fund sponsors/advisors including the information gathering and providing general assistance to sponsors with regard to the Funds.
    Consult with Fund sponsors regarding investment strategies, Fund fee and class structures and other Fund policies.
    Work with Fund sponsors in the preparation and maintenance of Fund agreements and documents.
    Assist Fund sponsors in the preparation of documents in response to requests from the Board including “15C” questionnaires.
    Support Fund sponsors in the preparation of documents in response to regulatory inquiries and exams as they relate to the Trust and Funds.

c)     Custodial and Servicing Support

i.         Work with the Funds’ Distributor to facilitate and coordinate the execution of selling, networking and servicing agreements on behalf of the Funds.

ii.         Negotiate the terms of networking/servicing agreements with various custodial, servicing, recordkeeping and brokerage platforms.

iii.         Coordinate with Fund sponsors and platforms to facilitate the setup of Funds on various custodial, servicing, recordkeeping and brokerage platforms.

d)    Legal Administration Services

i.         Prepare and file annual updates to the Trust’s Registration Statement with the Securities and Exchange Commission (“SEC”).

ii.         Prepare and file revised prospectuses and statements of additional information and supplements to prospectuses and statements of additional information with the SEC as needed.

iii.         Prepare and file amendments to the Trust’s Registration Statement to register shares of new funds.

iv.         Prepare and file summary prospectuses and other Registration Statement related documents.

v.         Preparation and filing of information statements.

vi.         Prepare and file of the Trust’s proxy voting records on Form N-PX.

vii.         Prepare and gather materials for quarterly and special meetings of the Board and Committees of the Board including establishing agendas, drafting resolutions, coordinating the collection of materials from the Trust’s service providers, and assembling and disseminating meeting materials to the Board.

viii.         Draft Board and Committee meeting minutes.

ix.         Coordinate shareholder proxies when required including working with vendors in the preparation of proxy materials and the solicitation of shareholders.

x.         Prepare materials for meetings of the shareholders of the Trust, including scripts, inspector’s oath, ballots, certificates and minutes.

xi.         Coordinate the printing and mailing of materials to shareholders.

xii.         Prepare closing documentation for Fund reorganizations.

xiii.         Assist in the Trust’s responses to requests for information and the preparation of written responses to regulatory examinations and findings letters.

xiv.         Prepare/facilitate the preparation and execution of the Trust’s contracts and documents including management agreements, distribution plans, and expense limitation agreements.

xv.         Establish and maintain controlled foreign companies for certain series of the Trust.

xvi.         Assist in the annual filing of the Trust’s fidelity bond.

SECTION 3. COMPENSATION AND TERMS

a)	Fees. The Trust, on behalf of each Fund, will pay MFund the management services fees and out of pocket expenses (the “Fees”) as set forth on Exhibit B for performance of its duties under this Agreement. The management services fees may be modified from time to time by mutual written agreement among the parties.
b)	Funds Covered. This Agreement will apply to all series (Funds) of the Trust as listed on Exhibit A as amended from time to time.
c)	Timing of Payment. The Trust and each respective Fund will pay the Fee to MFund on a monthly basis within ten days of each calendar month end.
d)	Term. This Agreement shall become effective as of the date hereof and will continue in effect for a period of one year and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Board.
e)	Termination. This Agreement may be terminated at any time upon ninety (90) days’ prior written notice by either party. All rights of compensation under this Agreement for services performed and for expense reimbursement shall survive the termination of this Agreement.
f)	Notice. Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the party giving the notice and shall be mailed by first class or express mail, or sent by courier, or email to the other party at the mailing addresses, or email addresses specified below or to such other address as a party may from time to time specify to the other party by such notice hereunder. Any such notice shall be deemed duly given when delivered at such address.

if to the Trust:

Michael P. O’Hare Stradley Ronon Stevens & Young, LLP
2005 Market St, Philadelphia, PA 19103
telephone: 215.564.8198 email: mohare@stradely.com

If to MFund:

Jerry Szilagyi
President
MFund Services, LLC
36 North New York Avenue
Huntington, NY 11743
(631) 629-4909
JerryS@CatalystMF.com

SECTION 4. SERVICES NOT EXCLUSIVE

MFund’s services to a Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that MFund may render management and other services to others, including other registered investment companies.

SECTION 5. LIMITATION OF LIABILITY

MFund may rely on information reasonably believed by MFund to be accurate and reliable. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither MFund nor its directors, officers, employees, shareholders, members, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of your duties under this Agreement, or by reason of reckless disregard by any of such persons of your obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder, member or agent of MFund, who may be or become a trustee, officer, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with your duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member, or agent of you, or one under MFund’s control or direction, even though paid by MFund.

SECTION 6. Representations, Warranties AND CONDITIONS

a)	Each party represents and warrants to the other that

i.	this Agreement has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

ii.	It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

iii.	It has been in, and shall continue to be in compliance in all material respects with all laws and regulations applicable to its business and operations;

b)	Representations and Warranties of the MFund

i.         MFund has and will have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

ii.         No legal or administrative proceedings have been instituted or threatened which would impair MFund’s ability to perform its duties and obligations under this Agreement;

iii.         MFund’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of MFund or any law or regulation applicable to it; and

iv.	MFund represents that it has a business continuity plan designed to restore services as promptly as practicable following any cessation of services hereunder or any damages resulting therefrom to the Trust as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.

c)	Representations and Warranties of the Trust

i.	The officers provided under this Agreement shall be covered under the Trust’s Directors and Officers/ Errors and Omissions Insurance as an officer of the Trust

SECTION 7. GOVERNING LAW AND OTHER MATTERS

a)	This Agreement shall be governed by and construed in accordance with the laws of the state of New York. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission (“SEC”) issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

b)	Subject to the conditions and exceptions noted below, and to the extent not inconsistent with applicable law, in the event of any dispute pertaining to this Agreement, the Trust and MFund agree to submit the dispute to arbitration in accordance with the auspices and rules of the American Arbitration Association (“AAA”), provided that the AAA accepts jurisdiction. Any such arbitration shall be conducted by a single arbitrator. The Trust and MFund understand that such arbitration shall be final and binding, and that by agreeing to arbitration, the Trust and MFund are waiving their respective rights to seek remedies in court, including the right to a jury trial.

c)	It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the property of the Trust. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the property of the Trust as provided in the Trust’s Declaration of Trust.

SECTION 8. FORCE MAJEURE

MFund assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, interruption, delay or any loss whatsoever caused by events beyond its control, including and without limitation, acts of God, interruption or failure of power or other utility, transportation, mail, or communication services, equipment failure, acts of civil or military authority, sabotages, war, terrorism, insurrection, riots, national emergencies, explosion, flood, accident, earthquake or other catastrophe, fire, natural disasters, strike or other labor problems, legal action, present or future law, governmental order or decree, rule or regulation, or shortages of suitable parts, materials, labor or transportation.

SECTION 9. CYBERSECURITY

a)	In the performance of its obligations under this Agreement and in respect of any information provided to MFund in connection with this Agreement, including, but not limited to, information regarding the Funds and their shareholders (“Confidential Information”), MFund agrees to comply with all applicable laws and regulations related to the collection, storage, handling, processing and transfer of non-public personal information (“Applicable Data Security Laws”) and to implement and maintain commercially reasonable security measures to protect the confidentiality, security and integrity of non-public personal information in the manner provided for under and to the extent required by all such Applicable Data Security Laws.

b)	MFund shall establish data security policies and procedures that are reasonably designed to ensure the security and confidentiality all Confidential Information, protect against anticipated threats or hazards to the security and integrity of Confidential Information and protect against unauthorized access to use of Confidential Information.

c)	Except to the extent prohibited by applicable law, in the event that MFund discovers or is notified of an actual breach of security relating to Confidential Information, MFund shall: (i) notify the Trust of such security breach as soon as legally allowable; (ii) investigate such security breach; and (iii) take corrective action with respect to such security breach and reasonable efforts to mitigate or restore any lost or damaged Confidential Information using generally accepted data restoration techniques.

d)	The requirements set forth in this Section 9 shall apply during the term of, and after the termination of, this Agreement.

SECTION 10. LIMITATIONS OF LIABILITY OF

TRUST BOARD MEMBERS AND SHAREHOLDERS

The execution and delivery of this Agreement have been authorized by the Board and signed by an authorized Trust officer, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Board members or shareholders of the Trust, but bind only the property of the individual Funds, or Class, as provided in the Declaration of Trust.

SECTION 11. MISCELLANEOUS

a)	Modifications of any of the terms of this Agreement can only be made by the written mutual consent of Trust and MFund, their successors or assigns.
b)	This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
c)	Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by either party without the written consent of the other party. Notwithstanding the foregoing, either party may assign all of or a substantial portion of its business to a successor, or to a party controlling, controlled by, or under common control with such party upon prior written notice. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

d)	This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original.

e)	This Agreement constitutes the entire agreement among the parties and supersedes any prior oral or written agreements of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.

STRATEGY SHARES	MFUND SERVICES LLC

/s/ Stephen Lachenauer	/s/ Jerry Szilagyi
Stephen Lachenauer, Trustee	Jerry Szilagyi, President

Exhibit B

Management Services Fee Schedule

For each of the Funds covered under this Agreement, the fee breakpoint schedule set forth below will apply. Each Fund is subject to an annual minimum fee of $30,000.

0.030% of assets from $0 to $999,999,999
0.020% of assets from $1,000,000,000 and above

In addition to the Management Servicing Fee, the Trust, and each Fund, will reimburse MFund, at cost, for any reasonable out of pocket expenses incurred in the performance of its duties under this Agreement.